EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-99899 of Deb Shops, Inc., of our reports dated April 13, 2007, relating to the consolidated financial statements, and the effectiveness of Deb Shops, Inc.’s internal control over financial reporting, which appears in this Annual Report on Form 10-K.
BDO SEIDMAN, LLP
Philadelphia, Pennsylvania
April 13, 2007